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                                                             EXHIBIT 23.1

ACCOUNTANTS' CONSENT

We consent to the inclusion in Form 8-K/A of Trans World Entertainment Corporation dated as of April 22, 1999 of our report dated April 21, 1999, except as to note 17, which is as of April 22, 1999, relating to the consolidated balance sheets of Camelot Music Holdings, Inc. and subsidiaries as of January 30, 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for the fifty-two week period then ended.

                              /s/ KPMG LLP

Albany, New York
May 11, 1999